SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Explanatory Note

On March 1, 2011, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission. As a result of a clerical error, the Company inadvertently omitted certain amounts for three of our named executive officers from the columns titled “Aggregate Earnings in Last FY” (the “Earnings Column”) and “Aggregate Balance at Last FYE ($)” (the “Balance Column”) in the Nonqualified Deferred Compensation table (the “Table”) on page 43 of the Proxy Statement. The amounts omitted were deferrals in the account denominated in Weyerhaeuser common stock equivalent units. The incorrect numbers contained in the Earnings Column and the Balance Column, respectively, for each of the three named executive officers were as follows: Mr. Fulton, $0 and $0; Ms. Bedient, $7,842 and $285,399; and Mr. Gideon, $737 and $24,273. In all other respects, the Table, the footnotes and the narrative description following the Table were correct as filed.

The corrected Table is set forth below and the Proxy Statement shall be deemed amended to reflect this change.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
D. S. Fulton	0	0	221,721	0	1,374,142
P. M. Bedient	0	0	94,408	0	794,904
L.B. Burrows	0	0	103,029	0	3,394,853
S. Chandrasekaran	43,409	0	2,971	62,515	120,245
T. F. Gideon	0	0	46,693	0	309,093